EXHIBIT 1.2

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INDUSTRIAL INCOME TRUST INC.

Up to $2,000,000,000 in Shares of Common Stock

SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Dividend Capital Securities LLC, as the dealer manager (the “Dealer Manager”) for Industrial Income Trust Inc. (the “Company”), a Maryland corporation that intends to qualify to be taxed as a real estate investment trust, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company subject to the following terms:

I.	Dealer Manager Agreement

The Dealer Manager has entered into a Dealer Manager Agreement (the “Dealer Manager Agreement”) with the Company and Industrial Income Advisors LLC, a Delaware limited liability company (the “Advisor”) dated             , 2011, in the form attached hereto as Exhibit “A.” The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim. By your acceptance of this Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement, as well as a third-party beneficiary of the Dealer Manager Agreement as set forth in Section 14 thereof, and, in particular, will be entitled and subject to the indemnification provisions contained in Section 7 of such Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager, the Advisor and each officer and director thereof, and each person, if any, who controls the Company, the Dealer Manager, or the Advisor within the meaning of the Securities Act. Except as otherwise specifically stated herein, capitalized terms used in this Agreement not otherwise defined herein shall have the meanings given them in the Dealer Manager Agreement. The Shares are to be offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Dealer Manager or the Company to supplement the Prospectus (“supplemental information”).

The Company has filed with the Securities and Exchange Commission (the “SEC”) the Registration Statement, including the Prospectus, for the registration of the offering of the Shares under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement has been declared effective by the SEC. The offering of the Shares has also been qualified in all fifty states of the United States and the District of Columbia. The Dealer Manager will provide the Dealer as many copies of the Prospectus as the Dealer may from time to time reasonably request.

II.	Submission of Orders

Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to or to send wire transfers for the account of “Industrial Income Trust Inc.” Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the following procedures.

Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from subscribers, checks will be transmitted by the end of the next business day following receipt of the subscription documents and the check by the Dealer.

Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), subscription documents and checks will be transmitted to the Final Review Office by the end of the next business day following receipt of the subscription documents and check by the Dealer. The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office.

Except as agreed to in writing by the Dealer Manager, Dealers shall deliver checks and completed subscription documents via overnight courier to Industrial Income Trust Inc., c/o Boston Financial Data Services, Inc., 30 Dan Road, Canton, Massachusetts 02021-2809.

III.	Pricing

Shares shall be offered to the public at the offering price of $         per Share payable in cash; provided, however, that Shares shall be offered to the public pursuant to the Company’s distribution reinvestment plan for a maximum purchase price of $         per Share, subject to the terms and pricing information provided in the Prospectus and the Distribution Reinvestment Plan therein, including the Company’s right to reallocate Share amounts. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, subscribers must initially purchase at least $2,000 in Shares. After investors have satisfied the minimum purchase requirement, minimum additional purchases must be in increments of $100, except for purchases made pursuant to our distribution reinvestment plan. The Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.

IV.	Dealers’ Commissions and Expense Reimbursements

Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s sales commission is up to seven percent (7.0%) of the gross proceeds of Shares sold by it and accepted and confirmed by the Company, which commission will be paid to the Dealer Manager and reallowed to the Dealer. For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction.

As provided in the “Plan of Distribution” section of the Prospectus, (i) the Dealer may reduce the amount of its sales commission on sales of $500,000 or more of Shares to certain purchasers in order to provide a reduction to the total purchase price for such Shares and (ii) the

Dealer Manager and the Dealer may reduce the amount of its dealer manager fee and its sales commission, respectively, on sales in excess of $3,000,000 of Shares to certain purchasers in order to provide a reduction to the total purchase price for such Shares. It is the sole responsibility of the Dealer to determine whether a particular purchase by a subscriber qualifies for a volume discount to the Dealer’s sales commission and to confirm that the appropriate volume discount was accorded to the subscriber based on the Dealer’s review of the transaction confirmation issued by the Company.

Further, as provided in the “Plan of Distribution” section of the Prospectus, upon the request of the Dealer Manager, the Advisor may reimburse the non-accountable expenses of the Dealer Manager and the Dealers and the Dealer Manager’s payment of a marketing support fee (which marketing support fee may also be paid from the Dealer Manager fee) to Dealers based upon prior or projected volume of sales, the amount of marketing assistance and level of marketing support provided by such Dealer in the past and the level of marketing support to be provided in the Offering of Shares; provided, however, that the aggregate of all compensation payable to the Dealer Manager and Dealers will not exceed ten percent (10.0%) of gross offering proceeds of the Primary Shares sold. The Advisor may also reimburse the bona fide due diligence expenses incurred by Dealers in connection with the Offering upon receipt by the Dealer Manager of an invoice or a similar such itemized statement for such bona fide due diligence expenses.

Notwithstanding the foregoing, no commission payments or other amounts will be paid to the Dealer Manager under this provision unless or until subscriptions for the purchase of Shares have been accepted by the Company. The Company and the Advisor will not be liable or responsible to the Dealer for direct payment of commissions or any other amounts to the Dealer, it being the sole and exclusive responsibility of the Dealer Manager for all payments to Dealers. The Dealer hereby waives any and all rights to receive payment of commissions and any other payments due until such time as the Dealer Manager is in receipt of the commission or other payment from the Company or the Advisor, as applicable. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that the Dealer’s interest in the offering is limited to such commission from the Dealer Manager and the Dealer’s indemnity referred to in Section 7 of the Dealer Manager Agreement, and that the Company and Advisor are not liable or responsible for the direct payment of such commission to the Dealer.

V.	Payment of Commissions

Payments of sales commissions will be made by the Dealer Manager to the Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company.

VI.	Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by an executed Subscription Agreement and the required check or wire transfer in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.

VII.	Prospectus and Supplemental Information

Dealer is not authorized or permitted to give and will not give any information or make any representation concerning the Shares except as set forth in the Prospectus and any additional sales literature which has been approved in advance in writing by the Dealer Manager (“Supplemental Information”). The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Supplemental Information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplement to the Prospectus or any Supplemental Information to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Supplemental information. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager in writing. The Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act. On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements under the Securities Act, and the Exchange Act. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII.	License and FINRA Membership

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This

Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA. The Dealer agrees to notify the Dealer Manager immediately if the Dealer ceases to be a member in good standing of FINRA. In addition, each of the Dealer Manager and the Dealer hereby agrees to abide by the Conduct Rules of FINRA, including FINRA Rules 2310 (formerly, NASD Rule 2810), 5110 (formerly NASD Rule 2710) and 5140 (formerly, NASD Rules 2730, 2740 and 2750), and to comply with Rules 2420 and 2440 of the National Association of Securities Dealers, Inc. as they are incorporated into the FINRA Conduct Rules.

IX.	Limitation of Offer; Suitability

The Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required.

In offering Shares, the Dealer will make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser of the Shares solicited by the Dealer and will comply with the requirements imposed upon it by the Prospectus, the Securities Act, the Exchange Act, applicable Blue Sky laws, and all applicable FINRA rules, including the NASD Conduct Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors and prospectus delivery requirements, including without limitation, the provisions of Article III.C. and Article III.E.1. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus.

X.	Disclosure Review; Confidentiality of Information

The Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Dealer shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors; and appraisals and other pertinent reports. If the Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, the Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the sponsor of the Company.

It is anticipated that the Dealer and Dealer’s home office diligence personnel and other agents of the Dealer that are conducting a due diligence inquiry on behalf of the Dealer (collectively, the “Diligence Personnel”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Dealer Manager, the Advisor, or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (i) trade secrets concerning the business and affairs of Company, the Dealer Manager, the Advisor, or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to Company, the Dealer Manager, the Advisor, or their respective affiliates; (iii) information concerning the business and affairs of Company, the Dealer Manager, the Advisor, or their respective affiliates including, without limitation, historical financial statements, financial projections and budgets, models, budgets, plans, and market studies, however documented; (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. The Dealer agrees to keep, and to cause its Diligence Personnel to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Dealer’s due diligence inquiry. The Dealer agrees to not disclose, and to cause its Diligence Personnel not to disclose, such Confidential Information to the public, or the Dealer’s sales staff or financial advisors, or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Dealer’s confidentiality obligation. The Dealer acknowledges that Dealer or its Diligence Personnel may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Dealer acknowledges that Dealer or its Diligence Personnel may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, or at general “Forums” sponsored by the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith. Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Dealer Manager, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI.	Dealer’s Compliance with Anti-Money Laundering Rules and Regulations

The Dealer acknowledges that investors who purchase Shares through Dealer are “customers” of Dealer and not the Dealer Manager. The Dealer hereby represents that it is subject to the anti-money laundering provisions of FINRA and Section 326 of the USA PATRIOT Act of 2001 and the implementing rules and regulations promulgated thereunder in connection with broker/dealers’ anti-money laundering obligations (the “AML Rules”). The Dealer hereby represents that it has adopted and implemented, and will maintain an anti-money laundering compliance program (“AML Program”) in compliance with the AML Rules including, without limitation, a customer identification program and the identification and reporting of suspicious activity. The Dealer shall, upon request by the Dealer Manager, provide a certification to the Dealer Manager that, as of the date of such certification (i) its AML Program is consistent with the applicable AML Rules and (ii) it is currently in compliance with all AML Rules, specifically including, but not limited to, the customer identification program requirements.

XII.	Dealer’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and redemption of the Shares, which significantly limit the liquidity of an investment in the Shares. The Dealer also acknowledges that the Company’s Share Redemption Program (the “Program”) provides only a limited opportunity for investors to have their Shares redeemed by the Company and that the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Program at any time in accordance with the terms of the Program. The Dealer further acknowledges that the Company is obligated to immediately terminate the Program if the Shares are listed on a national securities exchange or if a secondary market in the Shares is otherwise established. The Dealer hereby agrees that so long as the Company is offering Shares under a registration statement filed with the SEC (including any follow-on offering of the Shares) and the Company has not listed the Shares on a national securities exchange, the Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Dealer Manager.

XIII.	Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current rules of the American Arbitration Association (“AAA”). Any matter to be settled by arbitration shall be submitted to the AAA in Denver, Colorado and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from the AAA, but if they are unable to do so, then the AAA shall designate an arbitrator. Any arbitrator selected by the parties or the AAA shall be a qualified Person who has experience with complex real estate disputes. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. All awards may be filed with the clerk of one or more courts, state or federal having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection.

XIV.	Termination

The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by written agreement of the Dealer and the Dealer Manager.

The respective agreements and obligations of the Dealer Manager and Dealer set forth in Sections IV, VI, VII, X and XII through XVI of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XV.	Notice

All notices, approvals, requests, authorizations, directions or other communications under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person, by courier, or by over-night delivery service, or within three days when deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested as follows:

If to the Dealer Manager:	Dividend Capital Securities LLC
518 17th Street, 12th Floor
Denver, Colorado 80202
Attn: Charles Murray

If to the Dealer:	When mailed to the address specified
by the Dealer herein.

XVI.	Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of Colorado and shall take effect when signed by the Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Denver, Colorado.

THE DEALER MANAGER:

DIVIDEND CAPITAL SECURITIES LLC

Charles Murray
Principal

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the attached list of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1. Identity of Selected Dealer

Company Name:

Type of entity:
(Corporation, Partnership or Proprietorship)

Organized in the State of:

Licensed as broker-dealer all States:	Yes No

If no, list all States licensed as broker-dealer:

Tax ID # :

2. Person To Receive Notices Delivered Pursuant To Section XV:

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Signature

Name:

Title:

Date: